EXHIBIT 99.1

Left Behind Games Inc. - Common Stock Information Letter

Dear Fellow Stockholder ,

In order to provide clarity for investors to understand the stock issuances of the company in recent past, the Company has provided the following information.

In accordance will all of our filings, the Company has disclosed its need to raise additional capital to facilitate its business plan. As of November 8, 2007, the Company had issued 93,190,048 common stock shares. As a combined result of the Company's need for capital combined with the decline of its stock price to $.03 in December, 2007, the Board of Directors concluded that a stock compensation plan for its corporate management was essentially the only method by which it could adequately attract talent to help the Company's turn-around plan, since cash has been preserved for primary corporate expenses.

Recently, an investor inquired about the details relating to previous stock issuances and after hearing about such details, encouraged the Company to provide this information in a summary form to investors. The Company issued 34,500,000 common stock shares with certain key people on January 18, 2008. The majority of these shares with such certain key people will vest over the next 3 years. And because the issuance has occurred now, rather than at a later date in the form of an option, the Company's expense for such stock issuance is based upon the current low stock price, which results in a reasonable expense for issuance, thereby minimizing the impact to the Company's bottom line in the event the stock price goes up. Furthermore, considering the Company’s attempt to keep cash focused on corporate expenses, these management issuances, most of which will vest over the next 3 years, provide the necessary incentives to attract quality talent. As a primary result of these stock issuances', as of February 14, 2008, the company had issued 127,540,382 Common Shares. Since then, the Company has been negotiating with certain creditors and debtors to convert some loans and debt to equity. As a primary result of these efforts, in addition to sales of common stock, as of May 5, 2008, the company has issued 143,682,632 common shares.

In order to provide valuable capital necessary to facilitate its business plan, the Company has and expects in the future to raise money via loans and equity issuances from certain previous investors who have participated in previous private funding transactions.

Should you have any further questions, please just let me know.

Sincerely,

Troy A Lyndon /s

Chief Executive Officer

Left Behind Games Inc.